Exhibit 10.3

Form of Award Notice

[The information set forth in this Award Notice will be contained on the related pages on Merrill Lynch Benefits Website (or the website of any successor company to Merrill Lynch Bank & Trust Co., FSB). This Award Notice shall be replaced by the equivalent pages on such website. References to Award Notice in this Agreement shall then refer to the equivalent pages on such website ]

This notice of Award (the “Award Notice”) sets forth certain details relating to the grant by the Company to you of the Award identified below, pursuant to the Plan. The terms of this Award Notice are incorporated into the Agreement that accompanies this Award Notice and made of part of the Agreement. Capitalized terms used in this Award Notice that are not otherwise defined in this Award Notice have the meanings given to such terms in the Agreement.

Employee:

Employee ID:

Address:

Award Type:

Grant ID:

Plan:	Amgen Inc. 2009 Equity Incentive Plan

Grant Date:

Grant Price:	$

Number of Shares:

Expiration Date:	The [ ( th)] anniversary of the date of this Award

Vesting Date:	Means the vesting date indicated in the Vesting Schedule

Vesting Schedule:	Means the schedule of vesting set forth under Vesting Details

Vesting Details:	Means the presentation (tabular or otherwise) of the Vesting Date and the quantity of Shares vesting.

GRANT OF STOCK OPTION AGREEMENT

THE SPECIFIC TERMS OF YOUR STOCK OPTION ARE FOUND IN THE PAGES RELATING TO THE GRANT OF STOCK OPTIONS FOUND ON MERRILL LYNCH BENEFITS WEBSITE (OR THE WEBSITE OF ANY SUCCESSOR COMPANY TO MERRILL LYNCH BANK & TRUST CO., FSB) (THE “AWARD NOTICE”) WHICH ACCOMPANIES THIS DOCUMENT. THE TERMS OF THE AWARD NOTICE ARE INCORPORATED INTO THIS GRANT OF STOCK OPTIONS.

On the Grant Date, specified in the Award Notice, Amgen Inc., a Delaware corporation (the “Company”), has granted to you, the grantee named in the Award Notice, under the plan specified in the Award Notice (the “Plan”), an option (the “Option”) to purchase the number of shares of the $.0001 par value common stock of the Company (the “Shares”) specified in the Award Notice, pursuant to the terms set forth in this Stock Option Agreement, any special terms and conditions for your country set forth in the attached Appendix A and the Award Notice (together, the “Agreement”). This Option is not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (together with the regulations and other official guidance promulgated thereunder, the “Code”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

The provisions of your Option are as follows:

I. Subject to the terms and conditions of the Plan and this Agreement, on each Vesting Date the Option shall vest with respect to the number of Shares indicated on the Vesting Schedule, provided that you have remained continuously and actively employed with the Company or an Affiliate (as defined in the Plan) through each applicable Vesting Date, unless (i) your employment has terminated due to your Voluntary Termination (as defined in Section IV(A)(5)) or (ii) a Change of Control (as defined in Section IV(A)(6)) occurs, or as otherwise determined by the Company in the exercise of its discretion as provided in Section IV(A)(7). This Option may only be exercised for whole shares of the Common Stock, and the Company shall be under no obligation to issue any fractional Shares to you. Subject to the limitations contained herein, this Option shall be exercisable with respect to each installment on or after the applicable Vesting Date. Notwithstanding anything herein to the contrary, the Vesting Schedule may be accelerated (by notice in writing) by the Company in its sole discretion at any time during the term of this Option. In addition, if not prohibited by local law, vesting may be suspended by the Company in its sole discretion during a leave of absence as provided from time to time according to Company policies and practices.

II. (a) The per share exercise price of this Option is the Grant Price as defined in the Award Notice, being not less than the Fair Market Value of the Common Stock on the date of grant of this Option.

(2) To the extent permitted by applicable statutes and regulations, payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has become exercisable by you by means of (i) cash or a check, (ii) any cashless exercise procedure through the use of a brokerage arrangement approved by the Company, or (iii) any other form of legal consideration that may be acceptable to the Board or the Committee in their discretion.

(3) To the extent permitted by applicable statutes and regulations, if, at the time of exercise, the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price may be made by delivery of already-owned Shares of a value equal to the exercise price of the Shares for which this Option is being exercised. The already-owned Shares must have been owned by you for the period required to avoid adverse accounting treatment and owned free and clear of any liens, claims, encumbrances or security interests. Payment may also be made by a combination of cash and already-owned Common Stock.

Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the exercise price if necessary or advisable to comply with applicable law or regulation, as determined by the Company in its sole discretion.

III. Notwithstanding anything to the contrary contained herein, this Option may not be exercised unless the Shares issuable upon exercise of this Option are then registered under the Securities Act, or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

IV. (A) The term of this Option commences on the Grant Date and, unless sooner terminated as set forth below or in the Plan, terminates on the [_______ (__th)] anniversary of the date of this Option (the “Expiration Date”). This Option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your employment with the Company or an Affiliate (as defined in the Plan) for any reason or for no reason, including if your employment is terminated by the Company or an Affiliate without cause, or in the event of any other termination of your employment caused directly or indirectly by the Company or an Affiliate, unless:

(1) such termination of your employment is due to your Permanent and Total Disability (as defined below), in which case the Option shall terminate on the earlier of the Expiration Date or five (5) years after termination of your employment and the vesting of the Option shall be accelerated and the Option shall be fully exercisable, subject to your execution of a general release and waiver in a form provided by the Company, as of the day immediately preceding such termination of your employment with respect to the Option, except that if the Option was granted in the calendar year in which such termination occurs, the Option shall be accelerated to vest with respect to a number of Shares equal to the number of Shares subject to the Option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12);

(2) such termination of your employment is due to your death, in which case the Option shall terminate on the earlier of the Expiration Date or five (5) years after your death and the vesting of the Option shall be accelerated and the Option shall be fully exercisable as of the day immediately preceding your death with respect to the Option, except that if the Option was granted in the calendar year in which your death occurs the Option shall be accelerated to vest with respect to a number of shares equal to the number of shares subject to the Option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12);

(3) during any part of such three (3) month period, this Option is not exercisable solely because of the condition set forth in Section III above, in which event this Option shall not terminate until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your employment;

(4) exercise of this Option within three (3) months after termination of your employment with the Company or with an Affiliate would result in liability under Section 16(b) of the Exchange Act, in which case this Option will terminate on the earlier of: (a) the tenth (10th) day after the last date upon which exercise would result in such liability; (b) six (6) months and ten (10) days after the termination of your employment with the Company or an Affiliate; or (iii) the Expiration Date;

(5) such termination of your employment is due to your voluntary termination (and such voluntary termination is not the result of Permanent and Total Disability (as defined below)) after you are at least sixty five (65) years of age, or after you are at least fifty-five (55) years of age and have been an employee of the Company and/or an Affiliate for at least ten (10) consecutive years (“Voluntary Termination”), in which case this Option shall terminate on the earlier of the Expiration Date or five (5) years after termination of your employment and the unvested portions of this Option will become exercisable pursuant to the Vesting Schedule without regard to your Voluntary Termination of your employment prior to the Vesting Date, subject to your execution of a general release and waiver in a form provided by the Company, with respect to the Option; if the Option was granted in the calendar year in which your Voluntary Termination occurs, the Option will become exercisable pursuant to the Vesting Schedule only with respect to a number of Shares equal to the number of Shares subject to the Option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12); notwithstanding the definition of Voluntary Termination set forth above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable treatment upon Voluntary Termination described above being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable treatment described above;

(6) during the term of your employment, a Change of Control (as defined below) occurs. In the event of the occurrence of a Change of Control during the term of your employment, then, to the extent permitted by applicable law, the Option shall, to the extent not then vested, vest and the vesting of the Option shall be accelerated and the Option shall be fully exercisable immediately prior to the Change of Control. Upon and following the acceleration of the vesting and exercise periods, at your election, the Option may be: (x) exercised or, if the surviving or acquiring corporation agrees to assume the Option or substitute a similar option, (y) assumed; or (z) replaced with a substitute option. If this Option is not exercised, substituted or assumed prior to or upon the Change of Control, it shall be terminated. The Board or the Committee, in its sole discretion, may cause any such assumption or substitution to be conducted in a manner so as not to constitute an “extension,” “renewal” or “modification” (each within the meaning of Section 409A of the Code) of the Option that would cause the Option to be considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code); or

(7) the Company determines, in its sole discretion at any time during the term of this Option, in writing, to otherwise extend the period of time during which this Option will vest and may be exercised after termination of your employment.

However, in any and all circumstances and except to the extent the Vesting Schedule has been accelerated by the Company in its sole discretion during the term of this Option or as a result of your Permanent and Total Disability or death as provided in Sections IV(A)(1) or IV(A)(2) above, respectively, as a result of your Voluntary Termination as provided in Section IV(A)(5) above, as a result of a Change of Control as provided in Section IV(A)(6) above or as otherwise determined by the Company in the exercise of its discretion as provided in Section IV(A)(7) above, this Option may be exercised following termination of your employment only as to that number of Shares as to which it was exercisable on the date of termination of your employment under the provisions of Section I of this Agreement.

(B) For purposes of this Option:

(1) “termination of your employment” shall mean the last date you are either an active employee of the Company or an Affiliate or actively engaged as a consultant or director to the Company or an Affiliate; in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive options and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). Your right, if any, to exercise the Option after termination of employment will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of your option grant;

(2) “Permanent and Total Disability” shall have the meaning ascribed to such term under Section 22(e)(3) of the Code and with such permanent and total disability being certified prior to termination of your employment by (a) the U.S. Social Security Administration,

(b) the comparable governmental authority applicable to an Affiliate, (c) such other body having the relevant decision-making power applicable to an Affiliate, or (d) an independent medical advisor appointed by the Company in its sole discretion, as applicable, in any such case; and

(3) “Change of Control” shall mean the occurrence of any of the following:

(a) the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b) individuals who, as of April 2, 1991, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to April 2, 1991, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(c) the consummation by the Company of a reorganization, merger, consolidation, (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities) or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; or

(d) any other event which the Incumbent Board, in its sole discretion, determines shall constitute a Change of Control.

(C) Notwithstanding anything herein or in any Award Agreement to the contrary, if a Change of Control constitutes a payment event with respect to any Award that is subject to United States income tax and which provides for a deferral of compensation that is subject to Section 409A of the Code, the transaction or event described in subsection (B)(1), (B)(2), (B)(3) or (B)(4) must also constitute a “change in control event,” as defined in U.S. Treasury Regulation §1.409A-3(i)(5), in order to constitute a Change of Control for purposes of payment of such Award.

V. (A) To the extent specified above, this Option may be exercised by delivering a notice of exercise in person, by mail, via electronic mail or facsimile or by other authorized method designated by the Company, together with the exercise price to the Company Stock Administrator, or to such other person as the Company Stock Administrator may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to Section 7.2(b) of the Plan.

(B) Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax Obligations”), you acknowledge that the ultimate liability for all Tax Obligations is and remains your responsibility and may exceed the amount actually withheld by the Company and/or your Employer. You further acknowledge that the Company and/or your Employer: (a) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax Obligations or achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

(C) Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all Tax Obligations. In this regard, you authorize the Company and/or your Employer, or their respective agents, at their discretion, to satisfy all applicable Tax Obligations by one or a combination of the following:

(1) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer; or

(2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid adverse accounting treatment, the Company may withhold or account for Tax Obligations not to exceed the applicable minimum statutory withholding rates or other applicable withholding rates.

(D) Finally, you shall pay to the Company or your Employer any amount of Tax Obligations that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section V. Notwithstanding anything to the contrary contained herein, the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax Obligations.

VI. This Option is not transferable, except by will or the laws of descent and distribution, and is exercisable during your life only by you except if you have named a trust created for the benefit of you, your spouse, or members of your immediate family (a “Trust”) as beneficiary of this Option, this Option may be exercised by the Trust after your death.

VII. Any notices provided for in this Option or the Plan shall be given in writing or electronically and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified above or at such other address as you hereafter designate by written notice to the Company Stock Administrator. Such notices may be given using any automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, as approved by the Company.

VIII. This Option is subject to all the provisions of the Plan and its provisions are hereby made a part of this Option, including without limitation the provisions of Articles 6 and 7 of the Plan relating to Options, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Option and those of the Plan, the provisions of the Plan shall control.

IX. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Option by and among, as applicable, your Employer, the Company, or Affiliates of the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all equity compensation or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to Merrill Lynch Bank & Trust Co., FSB (or any successor thereto), or any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize your Employer, the Company, Affiliates of the Company, Merrill Lynch Bank & Trust Co., FSB (or any successor thereto), and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to any other broker, escrow agent or other third party with whom the shares received upon exercise of this Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

X. The terms of this Option shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Option is made and/or to be performed.

XI. Notwithstanding any provision of this Option to the contrary, if you are employed outside the United States by the Company or an Affiliate, are subject to the laws of any foreign jurisdiction, or relocate to one of the countries included in the attached
Appendix A (which constitutes a part of this Agreement), the Option granted hereunder shall be subject to any special terms and conditions for your country set forth in Appendix A and the following additional terms and conditions:

a.	the terms and conditions of this Option, including Appendix A, are deemed modified to the extent necessary or advisable to comply with applicable foreign laws or facilitate the administration to the Plan;

b.	if applicable, the effectiveness of this Option is conditioned upon its compliance with any applicable foreign laws, regulations, rules or local governmental regulatory exemption and subject to receipt of any required foreign regulatory approvals; and

c.	the Company may take any other action before or after the date of this Option that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

XII. Notwithstanding the foregoing, the Company may not take any actions hereunder, that would violate the Securities Act, the Exchange Act, the Code, or any other securities or tax or other applicable law or regulation, or the rules of any Securities Exchange. Notwithstanding anything to the contrary contained herein, the Shares issuable upon exercise of this Option shall not be issued unless such Shares are then registered under the Securities Act, or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

XIII. (A) In accepting this Option, you acknowledge that:

(1) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(2) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future awards of options, or benefits in lieu of options even if options have been awarded repeatedly in the past;

(3) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) for labor law purposes outside the United States, options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to your Employer, and the grant of this Option is outside the scope of your employment contract, if any;

(6) for labor law purposes outside the United States, the grant of options and the underlying Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payment and in no event shall be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;

(7) the grant of options and the underlying Shares are not intended to replace any pension rights or compensation;

(8) neither the grant of options nor any provision of this Option, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(9) in the event that you are not an employee of the Company or any Affiliate, the Option shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(10) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(11) if the underlying Shares do not increase in value, this Option will have no value; if you exercise this Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Grant Price per share;

(12) in consideration of the grant of this Option, no claim or entitlement to compensation or damages arises from forfeiture of options resulting from termination of your employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(13) except as otherwise provided in this Agreement or the Plan, the Option and the benefits under the Plan, if any, will not automatically transfer to another company in case of a merger, takeover or transfer of liability.

(B) The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

XIV. If one or more of the provisions of this Option shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Option to be construed so as to foster the intent of this Option and the Plan.

XV. If you have received this Option or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

XVI. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, but rather is intended to be exempt from the application of Code Section 409A. To the extent that this Option is nevertheless deemed to be subject to Code Section 409A for any reason, this Option shall be interpreted in accordance with Code Section 409A and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision herein to the contrary, in the event that following the Grant Date, the Committee (as defined in the Plan) determines that this Option may be or become subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or this Option or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and/or this Option from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Option, or (b) comply with the requirements of Code Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Committee to adopt any such amendment, policy or procedure or take any such other action.

XVII. By electing to accept this Option, you acknowledge receipt of this Option and hereby confirm your understanding that the terms set forth in this Option constitute, subject to the terms of the Plan, which terms shall control in the event of any conflict between the Plan and this Option, the entire agreement and understanding of the parties with respect to the matters contained herein and supersede any and all prior agreements, arrangements and understandings, both oral and written, between the parties concerning the subject matter of this Option. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

XVIII. The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

XIX. This Option and all compensation payable with respect to it shall be subject to recovery by the Company pursuant to any and all of the Company’s policies with respect to the recovery of compensation, as they shall be in effect and may be amended from time to time, to the maximum extent permitted by applicable law.

Very truly yours,

AMGEN INC.

By
Duly authorized on behalf of the Board of Directors

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE

AMGEN INC 2009 EQUITY INCENTIVE STOCK PLAN

GRANT OF STOCK OPTION

(NON-U.S.)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Option to purchase Shares under the Plan if, under applicable law, you are a resident of, or are deemed to be a resident of one of the countries listed below. Furthermore, the additional terms and conditions that govern the Option granted hereunder may apply to you if you relocate to one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan and/or the Agreement to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of February 1, 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you exercise the Option, acquire Shares under the Plan, or when you subsequently sell Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

ALL NON-U.S. JURISDICTIONS

TERMS AND CONDITIONS

Method of Exercise. The following provision replaces Section II(A)(3):

To the extent permitted by applicable statutes and regulations, payment of the exercise price per share is due in full in cash or check upon exercise of all or any part of this Option which has become exercisable by you. Due to legal restrictions outside the U.S., you are not permitted to pay the exercise price by delivery of already-owned Shares of a value equal to the exercise price of the Shares for which this Option is being exercised. Furthermore, payment may not be made by a combination of cash and already-owned Common Stock.

Appendix A-1

AUSTRALIA

There are no country-specific terms and conditions.

AUSTRIA

NOTIFICATIONS

Consumer Protection Notification. You may be entitled to revoke acceptance of the Option granted under the Plan on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i)	If you accept the Option outside the business premises of the Company, you may be entitled to revoke your acceptance of the Option, provided the revocation is made within one (1) week after such acceptance of the Option.

(ii)	The revocation must be in written form to be valid. It is sufficient if you return the applicable Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the applicable Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Notification. When you sell Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/odder SI-Verpflichtungen).

BELGIUM

TERMS AND CONDITIONS

Tax Considerations. The Option granted hereunder must be accepted in writing within 60 days of the offer (and will be subject to taxation on the 60th day following the offer date of the Option, the offer date being defined as the date on which these documents have been sent to you). If you do not accept the Option in writing within 60 days of the offer, you will be deemed to have refused the grant. Please refer to the Option acceptance letter that you will receive along with the applicable Agreement for a more detailed description of the tax consequences of choosing to accept the Option. You should consult your personal tax advisor regarding completion of the additional forms.

Appendix A-2

NOTIFICATIONS

Tax Reporting Notification. You are required to report any taxable income attributable to the Option granted hereunder on your annual tax return. You are also required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

CANADA

TERMS AND CONDITIONS

Form of Payment. Due to legal restrictions in Canada, you are prohibited from surrendering Shares that you already own or attesting to the ownership of Shares to pay the exercise price or any Tax Obligations in connection with the Option.

Termination of Employment. Section IV(B) (1) of the Agreement is amended to read as follows:

(1) “termination of your employment” shall mean the last date you are either an active employee of the Company or an Affiliate or actively engaged as a consultant or director to the Company or an Affiliate; in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive the Option and vest under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Company or your Employer, or (2) the date you are no longer actively employed by the Company or your Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). Your right, if any, to acquire Shares pursuant to the Option after termination of employment will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of your Option.

The following provisions will apply to you if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements Section IX of the Agreement:

You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. You further authorize the Company and your Employer to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and your Employer to record such information and keep it in your employee file.

Appendix A-3

CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Notification. Proceeds from the sale of Shares may be held in a cash account abroad and you are no longer required to report the opening and maintenance of a foreign account to the Czech National Bank (the “CNB”), unless the CNB notifies you specifically that such reporting is required. Upon request of the CNB, you may need to file a notification within 15 days of the end of the calendar quarter in which you acquire Shares.

DENMARK

NOTIFICATIONS

Exchange Control Information. If you establish an account holding Shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (These obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If you hold Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

If you exercise the Option by means of the cashless method of exercise, you are not required to file a Form V because you will not hold any Shares. However, if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

Appendix A-4

FINLAND

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

GREECE

There are no country-specific provisions.

HONG KONG

TERMS AND CONDITIONS

SECURITIES WARNING: The Option and any Shares issued in respect of the Option do not constitute a public offering of securities under Hong Kong law and are available only to members of the Board, Employees and Consultants. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option and any documentation related thereto are intended solely for the personal use of each member of the Board, Employee and/or Consultant and may not be distributed to any other person. If you are in doubt about any of the contents of the Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

Sale of Shares. In the event that Shares are issued in respect of Options within six (6) months of the Grant Date, you agree that you will not dispose of such Shares prior to the six-month anniversary of the Grant Date.

HUNGARY

There are no country-specific provisions.

INDIA

TERMS AND CONDITIONS

Option Exercise Restriction. Due to legal restrictions in India, you will not be permitted to pay the exercise price for Shares subject to the Option granted hereunder by a cashless “sell-to-cover” procedure, under which method a number of Shares with a value sufficient to cover the exercise price, brokerage fees and any applicable Tax Obligations would be sold upon exercise and you would receive only the remaining Shares subject to the exercised Option. The Company reserves the right to permit this procedure for payment of the exercise price in the future, depending on the development of local law.

Appendix A-5

Fringe Benefit Tax Obligation. This provision supplements Section V of the Agreement:

By accepting the Option, you consent and agree to assume liability for any fringe benefit tax (“FBT”) that may be payable by the Company and/or your Employer in connection with the Option. You understand that the grant of the Option is contingent upon your agreement to assume liability for FBT payable on the Option. Further, by accepting the Option, you agree that the Company and/or your Employer may collect the FBT from you by any of the means set forth, as applicable, in Section V(C) of the Agreement, or by any other reasonable method established by the Company. You also agree to execute promptly any other consents or elections required to accomplish the foregoing, upon request of the Company.

You understand that, for the Option granted hereunder, the FBT will be calculated based on the difference between the exercise price and the fair market value (as determined under Indian law) of the underlying Shares at the time of vesting. Therefore, no FBT will be due if the Option is not “in-the-money” at vesting. On the other hand, if the Option is in-the-money at vesting and the fair market value of the Shares decreases between vesting and exercise, you will be liable for FBT on a greater amount than the benefit you will receive at exercise.

NOTIFICATIONS

Exchange Control Notification. If you remit funds out of India to purchase Shares at exercise of the Option granted hereunder, you are responsible for complying with applicable exchange control regulations.

You must repatriate the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India within 90 days after receipt. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your Employer requests proof of repatriation.

IRELAND

TERMS AND CONDITIONS

Nature of Agreement. This provision supplements Section XII of the Agreement:

In accepting the Option granted hereunder, you acknowledge your understanding and agreement that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Appendix A-6

NOTIFICATIONS

Director Notification Requirements. If you are a director, shadow director or secretary of an Irish Affiliate, you must notify the Irish Affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option or Shares) in the Company, or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests, if any, will be attributed to the director, shadow director or secretary).

ITALY

TERMS AND CONDITIONS

Option Cashless Exercise Restriction. Due to legal restrictions in Italy, you will be required to pay the exercise price for any Shares subject to the Option granted hereunder by a cashless sell-all exercise, such that all Shares will be sold immediately upon exercise and the cash proceeds of sale, less the exercise price, any Tax Obligations and broker’s fees or commissions, will be remitted to you. The Company reserves the right to provide additional methods of exercise depending on local developments.

Data Privacy Consent. The following provision replaces Section IX of the Agreement:

You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described herein by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

You understand that your Employer, the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Affiliate, details of all option granted, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Amgen Inc., with registered offices at One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Amgen Dompe S.p.A., with registered offices at Via Tazzoli, 6 – 20154 Milan, Italy.

Appendix A-7

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired at vesting of the Option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Acknowledgement of Nature of Agreement. By accepting the Option granted hereunder, you acknowledge that (1) you have received a copy of the Plan, the Agreement and this Appendix; (2) you have reviewed the applicable documents in their entirety and fully understand the contents thereof; and (3) you accept all provisions of the Plan, the Agreement and this Appendix.

For the Option granted, you further acknowledge that you have read and specifically and explicitly approve, without limitation, the following Sections of the Option Agreement: Section I, Section IV, Section V, Section IX (as replaced by the above consent),
Section X, Section XIII, Section XIV, and Section XVIII.

Appendix A-8

LITHUANIA

There are no country-specific provisions.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Agreement. In accepting the Option granted hereunder, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Option Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section XIII of the Agreement, in which the following is clearly described and established:

(1)	Your participation in the Plan does not constitute an acquired right.

(2)	The Plan and your participation in the Plan are offered by Amgen Inc. on a wholly discretionary basis.

(3)	Your participation in the Plan is voluntary.

(4)	Amgen Inc. and its Affiliates are not responsible for any decrease in the value of the Option granted and/or Shares issued under the Plan.

Labor Law Acknowledgement and Policy Statement. In accepting the Option granted hereunder, you expressly recognize that Amgen Inc., with registered offices at One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Shares do not constitute an employment relationship between you and Amgen Inc. since you are participating in the Plan on a wholly commercial basis and your sole employer is Amgen Latin America Services, S.A. de C.V. (“Amgen-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Amgen-Mexico, and do not form part of the employment conditions and/or benefits provided by Amgen-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of Amgen Inc.; therefore, Amgen Inc. reserves the absolute right to amend and/or discontinue your participation in the Plan at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against Amgen Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to Amgen Inc., its Affiliates, shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Appendix A-9

Spanish Translation

Reconocimiento del Otorgamiento. Al aceptar cualquier Opción bajo el presente documento, usted reconoce que ha recibido una copia del Plan, que ha revisado el mismo en su totalidad, así como también el Acuerdo de Opción, incluyendo este Apéndice, además que comprende y está de acuerdo con todas las disposiciones tanto del Plan y del Opción, incluyendo este Apéndice. Asimismo, usted reconoce que ha leído y manifiesta específicamente y expresamente la conformidad con los términos y condiciones establecidos en la Sección XIII del Acuerdo de Opción, en los que se establece y describe claramente que:

(1)	Su participación en el Plan de ninguna manera constituye un derecho adquirido.

(2)	El Plan y su participación en el mismo son ofrecidos por Amgen Inc. de forma completamente discrecional.

(3)	Su participación en el Plan es voluntaria.

(4)	Amgen Inc. y sus Afiliados no son responsables de ninguna disminución en el valor de la opción otorgada y/o de las Acciones Comunes emitidas mediante el Plan.

Reconocimiento de la Ley Laboral y Declaración de Política. Al aceptar cualquier Opción bajo el presente, usted reconoce expresamente que Amgen Inc., con oficinas registradas localizadas en One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., es la única responsable de la administración del Plan y que su participación en el mismo y la adquisición de Acciones Comunes no constituyen de ninguna manera una relación laboral entre usted y Amgen Inc., debido a que su participación en el Plan es únicamente una relación comercial y que su único empleador es Amgen Latin America Services, S.A. de C.V. (“Amgen-México”). Derivado de lo anterior, usted reconoce expresamente que el Plan y los beneficios a su favor que pudieran derivar de la participación en el mismo, no establecen ningún derecho entre usted y su empleador, Amgen – México, y no forman parte de las condiciones laborales y/o los beneficios otorgados por Amgen – México, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o desmejora de los términos y condiciones de su trabajo.

Asimismo, usted entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Amgen Inc., por lo tanto, Amgen Inc. se reserva el derecho absoluto de modificar y/o descontinuar su participación en el Plan en cualquier momento y sin ninguna responsabilidad para usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Amgen Inc., por cualquier compensación o daños y perjuicios, en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted exime amplia y completamente a Amgen Inc. de toda responsabilidad, como así también a sus Afiliadas, accionistas, directores, agentes o representantes legales con respecto a cualquier demanda que pudiera surgir.

Appendix A-10

NETHERLANDS

NOTIFICATIONS

Securities Law Notification. You should be aware of Dutch insider-trading rules, which may impact the exercise of the Option granted hereunder and the sale of Shares acquired under the Plan. In particular, you may be prohibited from effectuating certain transactions if you have insider information regarding the Company.

By accepting the Option granted hereunder and participating in the Plan, you acknowledge having read and understood this Securities Law Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at an Affiliate in the Netherlands (including person eligible to participate in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information.

NORWAY

There are no country-specific provisions.

POLAND

NOTIFICATIONS

Exchange Control Notification. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

Appendix A-11

PORTUGAL

NOTIFICATIONS

Exchange Control Notification. If you do not hold the Shares acquired under the Plan with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for you.

PUERTO RICO

There are no country-specific provisions.

RUSSIA

TERMS AND CONDITIONS

Securities Law Requirements. The Option granted hereunder, the Agreement, including this Appendix, the Plan and all other materials you may receive regarding your participation in the Plan or the Option granted hereunder do not constitute advertising or an offering of securities in Russia. The issuance of Shares under the Plan has not and will not be registered in Russia; therefore, such Shares may not be offered or placed in public circulation in Russia.

In no event will Shares acquired under the Plan be delivered to you in Russia; all Shares will be maintained on your behalf in the United States.

You are not permitted to sell any Shares acquired under the Plan directly to a Russian legal entity or resident.

NOTIFICATIONS

Exchange Control Notification. If you remit funds out of Russia to purchase Shares at exercise of the Option, the funds must be remitted from a foreign currency account in your name at an authorized bank in Russia. This requirement does not apply if you use a cashless exercise procedure such that all or part of the Shares subject to the Option granted hereunder are sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the exercise price for the purchased Shares and any Tax Obligations because, in this case, there is no remittance of funds out of Russia.

With respect to any Shares acquired under the Plan, you must repatriate the proceeds from the sale of such Shares and any dividends received in relation to such shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax

Appendix A-12

authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

SLOVAKIA

NOTIFICATIONS

Exchange Control Information. You are required to notify the Slovak National Bank with respect to the establishment of accounts abroad within 15 days of the end of the calendar year. The notification forms may be found at the Slovak National Bank website (www.nbs.sk). You should consult your personal legal advisor to determine which forms you must submit and when such forms will be due.

SLOVENIA

There are no country-specific provisions.

SPAIN

TERMS AND CONDITIONS

Labor Law Acknowledgement. The following provision supplements Section XIII of the Agreement:

By accepting the Option granted hereunder, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Option under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision, which is entered into upon the express assumption and condition that the Option granted will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis other than as expressly set forth in the Agreement, including this Appendix. Consequently, you understand that the Option granted hereunder is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of the Option since the future value of the Option and the underlying Shares is unknown and unpredictable. In addition, you understand that the Option granted hereunder would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of an Option or right to an Option shall be null and void.

Appendix A-13

NOTIFICATIONS

Exchange Control Notification. When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

If you acquire Shares under the Plan and wish to import the ownership title of such Shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Direccion General de Política Comercial y de Inversiones Extranjeras (“DGPCIE”).

SWEDEN

There are no country-specific provisions.

SWITZERLAND

NOTIFICATIONS

Securities Law Notification. The Option offered hereunder is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED ARAB EMIRATES

There are no country-specific provisions.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax Withholding. This provision supplements Section V of the Agreement:

You agree that if you do not pay or your Employer, or the Company does not withhold from you, the full amount of Tax Obligations that you owe upon exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by you, and the Company and/or your Employer may recover it at any time thereafter (subject to Section V of the Agreement) by withholding such amount from salary, bonus or any other funds due to you by your Employer, by withholding in Shares issued upon exercise of the

Appendix A-14

Option or from the cash proceeds from the sale of Shares or by demanding cash or a check from you. You also authorize the Company to delay the issuance of any Shares to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director within the meaning of Section 13(k) of the Exchange Act, as amended from time to time, the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax Obligations are not collected from you within 90 days of the Taxable Event, the amount of any uncollected Tax Obligations may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company and/or your Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section V of the Agreement.

Joint Election. As a condition of the Option granted hereunder, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”), which may be payable by the Company or your Employer with respect to the exercise of the Option and issuance of Shares subject to the Option, the assignment or release of the Option for consideration, or the receipt of any other benefit in connection with the Option.

Without limitation to the foregoing, you agree to make an election (the “Election”), in the form specified and/or approved for such election by HMRC, that the liability for your Employer NICs payments on any such gains shall be transferred to you to the fullest extent permitted by law. You further agree to execute such other elections as may be required between you and any successor to the Company and/or your Employer. You hereby authorize the Company and your Employer to withhold such Employer NICs by any of the means set forth in Section V of the Agreement.

Failure by you to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by you and the Company or your Employer, as applicable, shall be grounds for the forfeiture and cancellation of the Option, without any liability to the Company or your Employer.

Appendix A-15